Smarts Oil & Gas Changes Name to Dynamic Natural Resources and Develops Relationship With MN1.com

BOSTON, MA--(MARKET WIRE)--Aug 7, 2007 -- Smarts Oil & Gas, Inc. (OTC BB:SOGN.OB - News) is pleased to announce that the Board of Directors and the NASD have approved a name change of the company to Dynamic Natural Resources Inc. Dynamic, a name which encompasses the vast opportunities available to the company, will be the parent company with many of our subsidiaries maintaining their own identity. The exploration and well service divisions will provide the cash flow that will allow Dynamic to increase shareholder value.

As part of the transition, Scott R. Masse will be named new CEO and President, and Gerald Schiano will be named CFO and COO. Daniel Seifer and Don Quarterman will be active members of the board and remain large shareholders of the company. Dynamic Natural Resources is awaiting a new trading symbol and will update shareholders when the Company receives it.

Dynamic Natural Resources is also excited to announce that the Company has established a new relationship with MN1.com to distribute press releases and other valuable content. MN1.com will be conducting a series of interviews with Scott R Masse, CEO, to discuss the new direction of the Company and educate investors on the technologies it is employing to enhance oil production.

Also, in the very near future, we look forward to updating investors on recent acquisitions and launching a new Web site.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Scott Masse
CEO
dynamicoilceo@yahoo.com
401-404-5600

Market News First
Angela Junell
214-461-3411
ajunell@MN1.com